Exhibit 99.1

NEWS RELEASE

PATINA FINALIZES AUDIT

DENVER, COLORADO, SEPTEMBER 30, 2002—PATINA OIL & GAS CORPORATION (NYSE:POG) today announced the completion of the reaudit of its financial statements for the three-year period ended December 31, 2001. The audit was conducted by the Company’s new independent accountants, Deloitte & Touche LLP, who were appointed to replace Arthur Andersen in July. In the course of the audit, two areas were identified where generally accepted accounting principals (“GAAP”) had not been followed. As a result, the Company has restated its historical financial statements, including the interim statements for the first two quarters of 2002, to reflect changes in these areas. It is expected that the restated financial statements will be filed with the Securities and Exchange Commission by the end of this week. While these non-cash adjustments reduced net income, they had no impact on the Company’s cash flows.

The first revision relates to a deferred compensation plan (the “Plan”) maintained by the Company, under which eligible employees can defer all or a portion of their salary, bonuses and/or Company stock awards into a rabbi trust (the “Trust”). At present, the Trust holds approximately 1.0 million shares of Patina common stock for the benefit of its participants. Pursuant to an accounting pronouncement the Company was unfamiliar with, the assets and liabilities of a rabbi trust must be consolidated on the Company’s balance sheet. While the Trust’s assets and its liabilities to its beneficial owners are, by definition, of identical value, they do not appear to be equal on the balance sheet. That is because Company common stock held in the Trust, which represents the great majority of the Trust’s assets, is treated as if it were treasury stock (it is deducted from outstanding common shares as shares held by an employee benefit plan). Furthermore, because the Plan allows participants to diversify their assets, the liability to Plan participants must be revalued on the balance sheet each accounting period at the assets’ then quoted market prices. Any increases or decreases between accounting periods in the Company’s stock are reflected in a non-cash charge or benefit on the income statement as increases or decreases in deferred compensation expense. Historically, the Company had not consolidated the Trust in its consolidated financial statements nor added or subtracted changes in the market value of Plan assets on its income statement. However, all material information on the Plan has historically been filed as exhibits to public filings and disclosed in proxy statements. To record the fluctuations in market value, the Company booked non-cash charges on the restated income statements of $2.2 million in 1999, $12.7 million in 2000, $3.2 million in 2001 and $6.1 million in the first six months of 2002. The charges resulted largely from the more than ten-fold increase in Patina’s stock price since year-end 1998.

The second adjustment relates to a shareholder approved Stock Purchase Plan pursuant to which the Company offers designated employees the ability to purchase restricted common stock at a discount or, separately, to receive bonuses or a portion of their base pay in restricted stock. Such shares had always been accounted for based on the Company’s best estimate of the fair value of the stock granted or purchased. It has been determined that under GAAP, all stock purchased through the Plan or otherwise granted must be expensed based on the then quoted market prices of the common stock. The difference between previously determined values and quoted market value has been included as additional non-cash general and administrative expenses on the restated income statements of $27,000 in 1999, $114,000 in 2000, $392,000 in 2001 and $555,000 in the first six months of 2002.

Collectively, the restatement adjustments, net of tax benefits, decreased net income by $2.1 million in 1999, $10.0 million in 2000, $2.3 million in 2001 and $4.7 million in the first half of 2002.

Commenting on the release, Thomas J. Edelman, the Company’s Chairman, remarked, “The change in auditors and reaudit of the past three years has been an arduous process. However, we believe Arthur Andersen’s demise made a full reaudit essential. While the restatement was an unfortunate result of the effort, it was required by GAAP’s peculiar treatment of deferred compensation plans and valuation of restricted stock. Although our historical statements have been revised, our cash flow was no different from that previously reported and our operating results remained superb. In fact, the Company’s continuing development success appears to have fueled a roughly 20% increase in third quarter production over the prior year period. This exceptional rate of production growth should yield excellent financial and operating results in the third quarter and for the foreseeable future.”

The Company plans to host a conference call on Tuesday, October 1, 2002, beginning at 3:00 p.m. (EDT) to discuss the restatement. To participate, please dial (800) 946-0719. A replay of the call will be available on Wednesday, October 2, 2002, for a period of 30 days, by dialing (888) 203-1112. The access code for the replay is 576152.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K / A for the year ended December 31, 2001. The Company has no obligation to update the statements contained in this news release or take actions described herein or otherwise presently planned.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field.

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Contact:        David J. Kornder
                     Chief Financial Officer
                     (303) 389-3600
                     dkornder@patinaoil.com

Patina Oil & Gas Corporation
Summary of Significant Effects of the Restatement
(In thousands, except per share date)

	Year Ended December 31,			Six Months Ended 2002
	1999	2000	2001
Revenues as previously reported	$91,571	$150,332	$214,144	$103,115
Revenues as restated	91,666	150,342	214,173	102,579

General and administrative expense as previously reported	$6,185	$7,051	$10,602	$5,491
General and administrative expense as restated	6,212	7,165	10,994	6,046

Deferred compensation adjustment as previously reported (non-cash)	$—	$—	$—	$—
Deferred compensation adjustment as restated (non-cash)	2,167	12,734	3,236	6,069

Net income as previously reported	$14,959	$52,441	$64,570	$30,118
Net income as restated	12,860	42,426	62,267	25,464

Net income per share as previously reported (1)
Basic	$0.42	$2.25	$2.48	$1.11
Diluted	0.40	1.82	2.30	1.06

Net income per share as restated (1)
Basic	$0.32	$1.87	$2.50	$0.98
Diluted	0.31	1.53	2.31	0.93

Net cash provided by operations as previously reported	$49,660	$109,384	$172,777	$60,941
Net cash provided by operations as restated	49,660	109,384	172,777	60,941

	December 31,			June 30, 2002
	1999	2000	2001
Total assets as previously reported	$330,216	$421,254	$453,573	$438,546
Total assets as restated	330,765	422,578	455,524	443,626

Deferred compensation liability as previously reported	$—	$—	$—	$—
Deferred compensation liability as restated	6,517	20,442	25,639	33,478

Total stockholders’ equity as previously reported	$165,890	$176,446	$269,144	$286,747
Total stockholders’ equity as restated	159,922	160,151	249,574	264,973

(1)	Adjusted for June 20, 2002 25% stock dividend (5-for-4 split)